Exhibit 99.1

ITG RELEASES JANUARY 2015 U.S. TRADING VOLUMES

NEW YORK, February 9, 2015 — ITG (NYSE: ITG), a leading independent execution and research broker, today announced that January 2015 U.S. trading volume was 3.6 billion shares and average daily volume (ADV) was 179 million shares.  This compares to 4.0 billion shares and ADV of 182 million shares in December 2014 and 3.4 billion shares and ADV of 163 million shares in January 2014.  There were 20 trading days in January 2015, 22 trading days in December 2014 and 21 trading days in January 2014.

In addition to overall U.S. trading volumes, ITG also provides a monthly summary of average daily volume (double counted) and average trade size for the POSIT crossing network and the POSIT Alert indications system for block crossing.

ITG U.S. Trading Activity

	# of Trade Days	Total U.S. Volume	Average U.S. Daily Volume	Average POSIT Daily Volume	Average POSIT Trade Size	Average POSIT Alert Daily Volume	POSIT Alert Average Trade Size	POSIT Alert Avg. Trade Size Ex- Algos*

January 2015	20	3,573,906,507	178,695,325	89,877,140	267	18,797,745	16,824	36,938

Year-to-Date:	20	3,573,906,507	178,695,325	89,877,140	267	18,797,745	16,824	36,938

*Excluding shares crossed through POSIT Alert from ITG algorithms

These statistics are preliminary and may be revised in subsequent updates and public filings.  Volume statistics are posted on the investor relations section of ITG’s website, investor.itg.com and are available via a downloadable spreadsheet file.

ABOUT ITG

ITG is an independent execution and research broker that partners with global portfolio managers and traders to provide unique data-driven insights throughout the investment process. From investment decision through settlement, ITG helps clients understand market trends, improve performance, mitigate risk and navigate increasingly complex markets. ITG is headquartered in New York with offices in North America, Europe, and Asia Pacific. For more information, please visit www.itg.com.

ITG Media/Investor Contact:

J.T. Farley

(212) 444-6259

corpcomm@itg.com

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